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Exhibit 99(a)(1)(K)

CA, INC. TENDER OFFER
FREQUENTLY ASKED QUESTIONS FOR EMPLOYEES

        We are providing this Frequently Asked Questions for Employees ("FAQ") for your convenience. This FAQ highlights some of the questions you may have about the Tender Offer and how it relates to US employees holding CA stock under the CA, Inc. CASH Plan (the "US CASH Plan"), Employee Stock Purchase Plan and Stock Option Plans.

        PLEASE NOTE THAT THE TENDER OFFER IS NOT OPEN TO EMPLOYEES IN CANADA. FOR EMPLOYEES IN OTHER JURSIDICTIONS, WE RECOMMEND THAT YOU CONSULT WITH LEGAL COUNSEL IN YOUR JURSIDICTION PRIOR TO TENDERING YOUR SHARES TO MAKE SURE THAT SUCH TENDER IS PERMITTED IN YOUR LOCAL JURISDICTION.

        You should realize that this FAQ does not describe all of the details of the Tender Offer to the same extent described in the Offer to Purchase and the Letter of Transmittal, which you will receive in a separate package in the next few days from your multiple plans and/or broker(s). We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. Where helpful, we have included references to the sections of the Offer to Purchase where you will find a more complete discussion. Capitalized terms not defined herein shall have the meaning set forth in the Offer to Purchase. We also urge all US CASH Plan Participants to read the "Letter to CA, Inc. Savings Harvest Plan Participants" which they will be receiving from Fidelity, the US CASH Plan, trustee.

What is a Tender Offer?

        A tender offer is an offer by the Company (the "Offer") to its stockholders to purchase shares of common stock.

What will be the price for the shares?

        We are conducting the Offer for the shares through a procedure commonly called a modified "Dutch Auction." This procedure enables you to select the price (in increments of $0.25), within a price range specified by us, at which you are willing to sell your shares. The price range for the Offer is $22.50 to $24.50 per share. We will select the lowest Purchase Price that will enable us to purchase 40,816,327 shares, or if a lesser number of shares are validly tendered, all shares that are validly tendered and not validly withdrawn. All shares we purchase will be purchased at the same Purchase Price, even if you have selected a lower price. If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the Purchase Price determined in the Offer. You should understand, however, that this election could result in your shares being purchased at the minimum Purchase Price of $22.50 per share.

        If your shares are purchased in the Offer, we will pay you the Purchase Price, in cash, without interest, promptly after the expiration of the Offer. If you are a participant in the US CASH Plan, you should be aware that the plan is prohibited from selling shares to us for less than adequate consideration. We refer all US CASH Plan participants to the "Letter to CA, Inc. Savings Harvest Plan Participants" for more information with respect to this limitation". See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot" and Section 5, "Purchase of Shares and Payment of Purchase Price".

How will the Company pay for the shares?

        Assuming that the maximum number of shares are tendered in the Offer and the Purchase Price is an amount between $22.50 and $24.50 per share, the aggregate purchase price for the shares will be between $918 million and $1 billion. We anticipate that we will pay for the shares purchased in the

Offer and the related fees and expenses from bank borrowings and available cash. Although we expect that we will be able to finance the aggregate purchase price to complete the Offer from bank borrowings and available cash, we cannot provide any assurances thereof. See Section 7, "Conditions of the Offer".

How many shares will the Company purchase?

        Subject to the terms and conditions of the Offer, the Company will purchase 40,816,327 shares. If more than 40,816,327 shares are tendered, all shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for "odd lot" shares (lots held by stockholders of less than 100 shares who tender all of their shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met, which will not be purchased. The Company also expressly reserves the right to purchase additional shares constituting up to 2% of the outstanding shares of Common Stock, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lots" and Section 7 "Conditions of the Offer".

How do I tender or offer to purchase my shares?

        In the next few days you will receive a tender offer package that will provide you with the complete details of the tender offer and instructions on how to tender your shares if you wish to do so. If you own shares through multiple plans or broker(s), you will be receiving separate packages from each plan and/or broker(s). Should you choose to tender shares from multiple plans or brokers, you will need to follow the tender instructions for each, which will require completing separate tender forms for each plan and/or broker(s). For example, if you own CA stock in your US CASH Plan account, you will be receiving a packet of information on the tender offer from Fidelity, the plan's trustee and should follow instructions as detailed by Fidelity with respect to your shares of CA stock in your US CASH Plan account. Likewise, if you own CA stock under the CA, Inc. Employee Stock Purchase Plan, you will be receiving a separate package of information on the tender offer from E*Trade, and should follow instructions as detailed by E*Trade with respect to your shares of CA Stock in your Employee Stock Purchase Plan account and if you owns shares or vested options on the open market you will be receiving separate packages from each separate broker that retains your shares of CA stock (for example, Charles Schwab, Mellon Bank, Merrill Lynch, etc...) Section 3, "Procedures for Tendering Shares" and the Instructions to the Letter of Transmittal.

What will happen if I want to tender my shares held in the US CASH Plan?

        If you have shares of CA stock in your US CASH Plan account, you will receive a package at your home the next few days from Fidelity, the trustee for the CASH Plan. The materials in the package will explain your choices in detail and give you instructions on how to tender your shares if you wish to do so. Participants in the US CASH Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the applicable plan account but instead must follow the separate instructions in the "Letter to CA, Inc. Savings Harvest Plan Participants" sent to each participant in the US CASH Plan. The letter will include instructions to participants on how to direct the tender of shares held in the applicable plan account and set forth the deadline for such direction. The deadline will be three business days prior to the Expiration Time for administrative reasons. Plan participants should confirm their deadlines by reading the materials provided to them by Fidelity the plan trustee. If you have questions you may contact Fidelity at 1-800-354-7123. See Section 3, "Procedures for Tendering Shares".

        If you own shares through multiple plans or brokers, you will be receiving packages from each. Should you choose to tender shares from multiple plans or brokers, you will need to follow each plan and/broker's specific tender instructions.

        If you are a participant in our US CASH Plan, you should be aware that the plan is prohibited from selling shares to us for less than adequate consideration. Please refer to the "Letter to CA, Inc. Savings Harvest Plan Participants" for more information with respect to this limitation.

What will happen if I want to tender my shares in the Employee Stock Purchase Plan?

        If you have shares of CA stock in your Employee Stock Purchase Plan account, you will receive a package at your home the next few days regarding the Stock Purchase Plan from E*Trade. The materials in that package will explain your choices in detail and give you instructions on how to tender your shares if you wish to do so. Employees wishing to tender their Employee Stock Purchase Plan shares should be aware that the "disqualifying distribution" rules apply. Any shares tendered that have not been held for 18 months after purchase will result in ordinary income tax treatment of the gain. For additional information, please see section on Federal Income Tax Consequences in the CA, Inc. Employee Stock Purchase Plan Prospectus that was previously distributed to you. If you own shares through multiple plans or brokers, you will be receiving packages from each. Should you choose to tender shares from multiple plans or brokers, you will need to follow each plan and/broker's specific tender instructions.

Can I participate in the Offer if I hold vested stock options to purchase shares?

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. Once you have exercised your vested options you should notify your broker who will provide you with the package necessary to tender your shares in accordance with the Offer. An exercise of a stock option cannot be revoked even if shares received upon exercise thereof and tendered are not purchased in the Offer for any reason. If you exercise your vested options and wish to participate in the Offer, you should follow the above instructions applicable to shares held in your own name or held by a broker, as applicable to you.

        If you hold vested but unexercised incentive stock options to purchase shares, you may exercise such incentive stock options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. By exercising your incentive stock options and tendering the shares received, however, you will deprive the incentive stock option of their favorable tax dispositions. For further information, see the description of Federal Income Tax Consequences in Stock Option Plans Prospectus that was previously distributed to you.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation and applicable withholding when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. Special tax consequences may apply with respect to shares tendered through the US CASH Plan. We recommend that you consult with your tax advisor with respect to your particular situation. See Section 14, "US Federal Income Tax Consequences".

When does the Offer expire?

        You may tender your shares until the Offer expires. The Offer will expire on Thursday, September 14, 2006, at 5:00 p.m., New York City time, unless we extend it (the "Expiration Time") however if a broker, dealer, commercial bank, trust company or other nominee holds your shares (including participants in the US CASH Plan, whose shares are held by the plan trustee), it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. Specifically, for participants in the US CASH Plan, the deadline for tendering their shares held in the plan will be three business days prior to the Expiration Time, as more fully described in the "Letter to CA, Inc. Savings Harvest Plan Participants". We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1, "Number of Shares; Expiration Time; Priority of Purchases; Proration; Odd Lot".

Can the Offer be extended?

        We may choose to extend the Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been validly tendered and not validly withdrawn. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

        We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. If we decide to amend the Offer, we may do so at any time and from time to time effected by public announcement. We cannot assure you that the Offer will be extended or, if extended, for how long. See Section 15, "Extension of the Offer; Termination; Amendment".

Who can I talk to if I have questions?

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  For General Questions, please contact the Information Agent for the Offer, Innisfree M&A Incorporated by calling (877) 750-9501 (U.S. & Canada) or (412) 232-3651 (Other countries) or (212) 750-5833 (Banks & Brokers), or the Dealer Managers for the Offer, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this Offer to Purchase.

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  For questions regarding your CA stock in your US CASH Plan account, please contact Fidelity at 1-800-354-7123

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  For questions regarding your CA stock in your Employee Stock Purchase Plan account in the US please contact E*Trade at 1-800-838-0908

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  For questions regarding your vested CA stock options, please contact your broker.

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  Exhibit 99(a)(1)(K)
CA, INC. TENDER OFFER FREQUENTLY ASKED QUESTIONS FOR EMPLOYEES